MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of April 11, 2017

by and between

HARTMAN XX LIMITED PARTNERSHIP

a Texas limited partnership

(“Seller”)

and

HARTMAN vREIT XXI, INC.

a Maryland corporation

(“Purchaser”)

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 11th day of April 2017 by and between HARTMAN XX LIMITED PARTNERSHIP, a Texas limited partnership (“Seller”), and HARTMAN vREIT, XXI, INC., a Maryland corporation (“Purchaser”).

RECITALS

A.

Hartman Three Forest Plaza, LLC, a Texas limited liability company (the “Company”), acquired that certain real property and improvements, commonly known as Three Forest Plaza and located at 12221 Merit Drive, Dallas, Texas 75251, Dallas County, Texas as more fully described on the attached Exhibit “A” (the “Property”), for a total purchase price of  Thirty-Five Million Six Hundred Fifty Five Thousand and NO/100 Dollars ($35,655,000.00) pursuant to that certain Purchase and Sale Agreement dated effective as of November 22, 2016  (the “Purchase Agreement”);

B.

The Company’s issued and outstanding membership interests consist solely of 3,565,500 membership units (“Membership Units”);

C.

Seller owns 100% of the issued and outstanding membership interests in the Company (3,565,500 membership units issued and outstanding) (“Seller’s Membership Interest”); and

D.

Purchaser desires to purchase a portion of Seller’s Membership Interest of up to 1,000,000 membership units at $10.00 per unit for a total purchase price of up to Ten Million and NO/100 Dollars ($10,000,000.00) (the “Purchase Price”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I

PURCHASE OF THE MEMBERSHIP INTEREST

1.1. Purchase and Sale of the Membership Interest. Purchaser agrees to purchase and Seller to sell, transfer, and convey to Purchaser, up to 1,000,000 Membership Units that Seller currently holds for a purchase price of $10 per Membership Unit (total $10,000,000).

1.2. Transfer of Sale(s) – Minimum Amounts. The purchase and sale of Membership Units shall occur at such times and in such amounts as Purchaser may, in its discretion so determine.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. Except as set forth in this Agreement, Seller represents and warrants to Purchaser that:

2.1.1 Power and Authority. Seller has all requisite power and authority, to execute, deliver, and perform its obligations under this Agreement and the Documents and to consummate all transactions contemplated hereby.

2.1.2 Seller’s Membership Interest. Seller’s Membership Units are duly and validly authorized, fully paid and non-assessable, and are owned by Seller free and clear of any liens or encumbrances. No such membership unit was issued in violation of any preemptive or similar rights.

2.1.3 Validity of Agreement. This Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes a valid and legally binding agreement of Seller, enforceable against it in accordance with its terms.

2.1.4 No Conflict. The execution, delivery, and performance of this Agreement by Seller and the consummation of the transaction contemplated hereby will not violate, conflict with, or result in a breach or violation of the organizational documents or partnership agreement (or similar organizational and governance documents) of the Seller or any of the terms or provisions of, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a lien or other encumbrance with respect to the organizational documents or partnership agreement (or similar organizational and governance documents) of the Seller, any bond, note, debenture, or other evidence of indebtedness or any indenture, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it is bound, or to which any properties of the Seller are or may be subject, or contravene any order of any court or governmental agency or body having jurisdiction over the Company or any of its properties.

2.1.5 Best Efforts. On or prior to the Closing, Seller will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

2.1.6 Tax Consequences. The Seller understands, acknowledges and agrees that the consideration received by it in the Purchase may be subject to taxation by federal and state taxing authorities. The Seller has, at its sole expense and to the extent it deemed necessary or appropriate, consulted with its tax advisors to determine the tax consequences associated with the Purchase.

2.2 Representations and Warranties of Purchaser. Except as set forth in this Agreement, Purchaser represents and warrants to Seller that:

2.2.1 Purchaser has been duly organized, is validly existing as a corporation in good standing under the laws of the State of Maryland, and has the requisite corporate power to carry on its business as it is currently being conducted.

2.2.2 The execution and delivery of this Agreement by Purchaser has been duly authorized by proper corporate action and, on the Effective Date, Purchaser will have all necessary corporate power and authority to consummate the transactions contemplated hereby.

2.2.3 Best Efforts. On or prior to each sale, Purchaser shall, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

ARTICLE III

COVENANTS

3.1 Conduct of Business. Except as otherwise contemplated herein, or as otherwise agreed in writing by Purchaser, between the date hereof and the time when this Agreement terminates as provided herein, Seller agrees, as majority owner of the Company, to cause the Company to not:

3.1.1 Make any change in its authorized equity ownership interests.

3.1.2 Issue any membership interests or other equity interests, securities convertible into its membership interests or other equity interests, or any debt securities.

3.1.3 Issue or grant any options, warrants, or other rights to purchase membership interests or other equity interests.

3.1.4 Declare or pay any dividends or other distributions on any membership interests except as provided for in this Agreement.

3.1.5 Purchase or otherwise acquire or agree to acquire for a consideration any membership interests (other than in a fiduciary capacity).

3.1.6 Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the Company’s financial condition (present or prospective), businesses, properties, or operations.

3.1.7 Acquire, consolidate or merge with any other company, corporation, or association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, or association.

3.1.8 Mortgage, pledge, or subject to a lien or any other encumbrance, any of their assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its members or employees except in the ordinary course of its business as heretofore conducted, or take any other action not in the ordinary course of its business as heretofore conducted, or incur any material obligation, or enter into any material contract except as provided for in this Agreement.

3.1.9 Amend its organizational documents or operating agreement.

3.1.10 Take any action to solicit, initiate, encourage, or authorize any person, including members and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its membership interests, or the merger of it with or sale of any of its membership interests to, any person other than the Purchaser, and they shall promptly notify Purchaser orally of all the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters, except as authorized by the Bankruptcy Court.

3.2 Survival of Representation and Warranties. The representation and warranties given by Purchaser and Seller shall survive the termination of this Agreement as provided herein, for a period of twelve months, after which they shall cease and a breach thereof shall not be actionable.

ARTICLE IV

CONDITIONS TO PURCHASE

4.1 Contingency. This Agreement shall be contingent on the approval by, and resolutions of, both Seller and Purchaser.

4.2 Closing Conditions. All obligations of the Purchaser and Seller to consummate the purchase and sale of Membership Units are subject to the fulfillment of each of the following conditions, except in the event the parties hereto shall all waive one or more of such conditions in writing:

4.3 Accuracy of Representations, Warranties, and Covenants. The representations, warranties, and covenants of the Purchaser and Seller, contained in this Agreement or on any schedule, list, exhibit, certificate or document delivered by the Company or the Seller pursuant to the provisions hereof shall be true in all material respects on the date hereof and as of the date of any sale of the Membership units.

4.4 Performance and Compliance. The Company or the Seller shall have performed and complied in all material respects with all the agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the date of each sale.

ARTICLE V

DELIVERIES OF SELLER

5.1. At each sale, Seller shall deliver to Purchaser the following:

(a) Certificates (or affidavits certifying that the certificates have been lost, if applicable) evidencing the membership interests to be transferred pursuant to this Agreement, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser or as Purchaser may have directed prior to the sale, and shall have any requisite transfer tax stamps attached thereto; or if such Membership Units are not represented by certificates, acknowledgement or the Company’s transfer ledger or other books and records that show that the Membership Units have been so transferred.

(b)  Such other documents and agreements as reasonably requested by Purchaser.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1. Further Assurances; Access to Properties and Information. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary or convenient to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence his, hers or its rights hereunder. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement or as to which any party intends to seek indemnity under any of the terms of this Agreement.

6.2. Expenses. Except as otherwise provided herein, each party agrees to pay its own expenses incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement will terminate on the earlier of (a) the date of the last sale in which the maximum number of Membership Units ($1,000,000) has been consummated; or (b) eighteen months from the effective date hereof.

ARTICLE VIII

MISCELLANEOUS

8.1. Notice. Any notice hereunder shall be in writing and shall be given by personal delivery, by commercial overnight delivery service or by certified mail, postage prepaid, return receipt requested, or by facsimile, at the following address:

If to Seller:

Hartman XX Limited Partnership

2909 Hillcroft, Ste. 420

Houston, TX 77057

Attn: Allen R. Hartman

If to Purchaser:

Hartman vREIT XXI, Inc.

2909 Hillcroft, Ste. 420

Houston, TX 77057

Attn: General Counsel

Any party may, by like notice at any time and from time to time, designate a different address to which such notice shall be sent. Such notice shall be deemed sufficiently given (a) if personally served, upon such service, (b) if sent by commercial overnight delivery service, upon the next business day following such sending, (c) if mailed, forty-eight (48) hours following the first attempt of the postal service to deliver same or (d) if sent by facsimile, upon receipt of confirmation of transmission.

8.2. Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of Seller and its respective partners, executors and administrators, and of Purchaser and its respective successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto.

8.3. Entire Agreement. This Agreement, together with the disclosures, notices and letters referred to herein and the exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith.

8.4. Amendments/Waivers. Any amendment hereof must be in writing. Any provision hereof may be waived in writing by the party entitled to the benefit of such provision. No waiver of the breach of any provision shall be deemed or construed to be a waiver of other or subsequent breaches. Nothing herein is intended to confer any rights or remedies upon any person not a party hereto, except as expressly provided to the contrary herein.

8.5. Gender; Number. Except where the context otherwise requires, words used in the masculine gender include the feminine and neuter; the singular number includes the plural, and the plural the singular; and the word “person” includes a corporation or other entity or association as well as a natural person.

8.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.7. Choice of Law and Enforcement. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas. Any disputes will be resolved by a court located in the county and state where the Property is located.

8.8. No Third-Party Beneficiaries. No person not a party hereto shall have any rights hereunder, it being the intent of the parties that there shall be no third-party beneficiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SIGNATURE PAGES IMMEDIATELY FOLLOW

SELLER:

HARTMAN XX LIMITED PARTNERSHIP

a Texas limited partnership

By:

HARTMAN XX REIT GP, LLC

a Texas limited liability company

Its:

Managing General Partner

By:

Allen Hartman

Manager

BUYER:

HARTMAN VREIT XXI, INC.

a Maryland corporation

By:

Allen Hartman

Chief Executive Officer and President

EXHIBIT A

LEGAL DESCRIPTION

TRACT 1: FEE SIMPLE

Fieldnotes for 3.8582 acres of land, being all of Lot 2B, Block B/7736, Forest Plaza Addition, a subdivision in the M. J. Sanchez Survey, Abstract No. 1272, in Dallas County, Texas, the map or plat thereof recorded in Volume 95137, Page 1945 of the Map Records of Dallas County, and being that same 3.8582 acre tract of land conveyed to Massachusetts Mutual Life Insurance Company, and described as "Tract 1" in Substitute Trustee's Deed and Bill of Sale, recorded in Volume 2002044, Page 12364 of the Real Property Records of Dallas County, said 3.8582 acres of land being more particularly described by metes and bounds as follows:

COMMENCING at a point in the North line of Merit Drive, based on an 80 foot right-of-way, at the most Southerly Southwest corner of Lot 1A of said Block B/7736, said point being at the Southeast end of a cut-back for the Easterly line of Park Central Drive;

Thence, South 89°27'54" East with the North line of said Merit Drive and the South line of said Block B/7736, at 394.99 feet passing the Southeast corner of said Lot 1A and the Southwest corner of Lot 2A of said Block B/7736, and continuing in all, a total distance of 736.11 feet to a point of curve to the left, having a radius of 430.00 feet and a central angle of 35°14'08";

Thence, continuing with the Northerly line of said Merit Drive and the Southerly line of said Lot 2A, and with the said curve to the left having a radius of 430.00 feet (chord bearing North 72°55'02" East, 260.29 feet), an arc distance of 264.44 feet to a 5/8 inch steel rod found marking the most Southerly or Southeast corner and PLACE OF BEGINNING of said Lot 2B and the herein described tract, said point also being the most Easterly corner of said Lot 2A;

Thence, with the Northeasterly line of said Lot 2A and the common Southwesterly line of said Lot 2B, the following courses and distances:

North 44°27'54" West, 45.56 feet to an "X" in concrete found at an angle point;

North 89°27'54" West, 55.00 feet to an "X" in concrete set at an angle point;

North 44°27'54" West, 161.22 feet to a 1/2 inch steel rod found at an angle point;

North 89°27'54" West, 192.00 feet to an "X" in concrete set for the most Southerly Southwest corner;

North 00°32'06" East, 18.00 feet to an "X" in concrete set at an interior ell corner;

North 89°27'54" West, 14.50 feet to an "X" in concrete set in concrete for the most Westerly Southwest corner;

North 00°32'06" East, 179.00 feet to an "X" in concrete found marking the most Westerly Northwest corner;

South 89°27'54" East, 133.50 feet to an "X" in concrete found at an interior ell corner; and,

North 00°32'06" East, 61.83 feet to a point in the North line of said Block B/7736 for the most Northerly Northwest corner of said Lot 2B and the herein described tract, said point being the Northeast corner of said Lot 2A, said point also being in the South line of Microwave Drive, abandoned under City Ordinance No. 19123, recorded in Volume 87098, Page 5823 of the Deed Records of Dallas County;

Thence, South 89°13'04" East with the South line of said (abandoned) Microwave Drive and the North line of said Lot 2, at approximately 284 feet passing the Southeast corner of said Microwave Drive and a Southwest (re-entrant) corner of Lot 2, Block A/7735 of Park Central on the Lake, the map or plat thereof recorded in Volume 86159, Page 1542 of the said Map Records, and continuing in all, a total distance of 452.99 feet to a point in the Westerly line of said Merit Drive for the Northeast corner of said Lot 2B and the herein described tract, said point being the Southeast corner of said Lot 2, said point also being in a curve to the right, having a radius of 430.00 feet and a central angle of 61°41'34", from which point, a found 1/2 inch steel rod bears North 24°54' West, 0.9 feet;

Thence, in a Southwesterly direction, with the Westerly line of said Merit Drive and the Easterly line of said Lot 2B, and with the said curve to the right having a radius of 430.00 feet (chord bearing South 24°27'08" West, 440.96 feet), an arc distance of 463.00 feet to the PLACE OF BEGINNING and containing 3.8582 acres or 168,063 square feet of land, more or less.

TRACT 2:

NON-EXCLUSIVE EASEMENT ESTATE, as created by that certain Reciprocal Grant of Access Easements executed by and between F.C. Associates, a Texas limited partnership, Two Forest Plaza, Ltd., a Texas limited partnership, and Forest Plaza Development Company, a Texas corporation, dated November 2, 1981, filed November 6, 1981 and recorded in Volume 81218, Page 1774, Real Property Records, Dallas County, Texas; as affected by Amendment to Reciprocal Grant of Access Easements dated March 12, 1982, filed March 22, 1982 and recorded in Volume 82058, Page 98, Real Property Records, Dallas County, Texas.

TRACT 3:

NON-EXCLUSIVE EASEMENT ESTATE, as created by that certain Joint Parking Garage Operation Agreement executed by and between Three Forest Plaza, a Texas general partnership, and Minstrel Management Company, N.V., a Netherlands Antilles corporation, dated August 24, 1984, filed August 30, 1984 and recorded in Volume 84173, Page 214, Real Property Records, Dallas County, Texas.

TRACT 4:

NON-EXCLUSIVE EASEMENT ESTATE, as created by that certain Reciprocal Grant of Access Easement executed by and between Three Forest Plaza, a Texas general partnership, and Minstrel Management Company N.V., a Netherlands Antilles corporation, dated August 22, 1984, filed August 23, 1984 and recorded in Volume 84167, Page 3825, Real Property Records, Dallas County, Texas.